                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 24, 1999
                                                       -------------------------

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Ohio                       1-11690                      34-1723097
--------------------------------------------------------------------------------
(State or other Jurisdiction      (Commission                 (IRS Employer
 or incorporation)                File Number)          Identification Number)


                 3300 Enterprise Parkway, Beachwood, Ohio 44122
--------------------------------------------------------------------------------

        Registrant's telephone number, including area code (216) 755-5500
                                                           ---------------------

                                       N/A
--------------------------------------------------------------------------------
          (Former name of former address, if changed since last report)

Item 5. Other Events
--------------------

         In a press release dated February 24, 1999, the Company announced its earning information for the Company's fourth quarter of 1999. The following is the text of the press release modified by redacting information relating to funds from operation.

                      DEVELOPERS DIVERSIFIED REALTY REPORTS
                      FOURTH QUARTER 1998 OPERATING RESULTS

         CLEVELAND, OHIO, FEBRUARY 24, 1999 - All information contained in this release pertaining to the number of common shares and per share amounts reflect the Company's two-for-one stock split which was effective August 3, 1998. Developers Diversified Realty Corporation (NYSE: DDR) a real estate investment trust ("REIT") today announced that fourth quarter 1998 net income for the three month period ended December 31, 1998 was $20.9 million, an increase of 20.8% over fourth quarter 1997 net income of $17.3 million. On a per share basis, net income (basic) was $0.24 and $0.25 for the three month periods ended December 31, 1998 and 1997, respectively. Net income for the year ended December 31, 1998, was $77.9 million or $1.02 per share (basic) as compared to $67.5 million or $1.03 per share (basic) in 1997.

         Scott A. Wolstein, DDR's chairman and chief executive officer stated, "We are very pleased with these operating results which reflect the initial influence of more than $850 million in net real estate investments made during the year. These investments have provided us immediate earnings enhancement, as well as substantial future shopping center development opportunities. At the same time, the continued outstanding retail sales performance of our tenants demonstrates the high quality of our real estate assets which continue to generate strong internal rental revenue growth, while at the same time allowing to maintain high occupancy rates."

LEASING:

         Average annualized shopping center base rent per leased square foot, including those properties owned through joint ventures increased 5.9% to $8.99 at December 31, 1998, compared to $8.49 at December 31, 1997. Increases in aggregate base and percentage revenues, relating to leasing and expansions of 1997 Core Portfolio Properties (i.e. shopping center properties owned since January 1, 1997) were approximately $4.8 million for the year ended December 31, 1998, as compared to the same period in 1997, representing a 4.6% increase. At December 31, 1998, the in-place occupancy rate of the Company's portfolio was at 96.5% as compared to 96.1% at December 31, 1997.

         For reporting tenants, representing approximately 17.5 million square feet of the Company's shopping center portfolio, same store sales for the latest twelve month period increased 3.0% to $231 per square foot, compared to $225 per square foot for the previous twelve month period.

EXPANSIONS:

         During 1998, the Company completed seven expansion projects at an aggregate cost of $11.2 million. The Company is currently expanding/redeveloping eight of its shopping centers, including the following major projects:

* A 190,000 square foot Wal-Mart Superstore expansion at Pamlico Plaza in Washington, North Carolina

* A 166,000 square foot Cinemark (opened 2/99) and Home Depot expansion/development at Macedonia Commons in Macedonia, Ohio

* A 66,300 square foot expansion/redevelopment at Berlin Mall in Berlin, Vermont where Wal-Mart (opened 1/99) is replacing Rich's Department Store

* A 64,000 square foot Wal-Mart expansion at River Towne Square in New Bern, North Carolina

* A 24,000 square foot Goody's (opened 1/99) expansion at North Road Plaza in Orangeburg, South Carolina

* A 112,000 square foot Home Depot (opened 1/99) at the Plaza at Great Northern in North Olmsted, Ohio

* A 183,000 square foot Wal-Mart Superstore at Springdale Plaza in Camden, South Carolina.

         The Company is also scheduled to commence expansion/redevelopment projects during 1999 at ten additional shopping centers.

ACQUISITIONS:

         In August 1998, the Company announced a strategic investment in American Industrial Properties REIT [NYSE:IND] ("AIP"). Since July 1998, DDR has transferred to AIP five light industrial properties valued at approximately $19.5 million and additionally invested approximately $123.6 million ($85.9 million at December 31, 1998) coinciding with AIP property acquisitions. DDR currently holds approximately 45.5% (34.5% at December 31, 1998) of outstanding AIP shares of beneficial interest. Concurrent with entering into the strategic investment agreements, AIP increased its Board of Trust Managers by four positions and appointed DDR's designees, Scott A. Wolstein, Albert T. Adams, Robert H. Gidel and James A. Schoff to the Board. Mr. Wolstein was then named AIP's Chairman of the Board.

         During the fourth quarter, the Company acquired additional square footage at a total cost of approximately $7.3 million relating to the Easton Market shopping center in Columbus, Ohio and in October 1998, the Company acquired a 15,000 square foot shopping center in Florence, Kentucky at an aggregate cost of approximately $2.4 million. Both of the acquisitions were made in conjunction with the Company's acquisition of the Continental portfolio in the first quarter of 1998.

         In the fourth quarter of 1998, the Company acquired additional square footage at a shopping center in Denver, CO for approximately $3.3 million. In addition, the Company purchased a 50% equity interest in a shopping center in Leawood, Kansas for approximately $18 million, which includes a $6 million note receivable. The joint venture's total cost of this center was approximately $75 million comprised of $24 million of equity and $51 million of debt and liabilities assumed.

DEVELOPMENTS:

         In 1998, the Company had five shopping centers under construction. The first, a 445,000 gross square foot shopping center in Merriam, Kansas was developed through a joint venture formed in

October 1996, with DRA Advisors, 50% of which is owned by the Company. This center is anchored by Home Depot (not owned by the Company), Cinemark Theaters, Hen House Supermarket, OfficeMax, Marshalls, Old Navy and PETsMART. The Merriam, Kansas shopping center was substantially completed by year end 1998. The second center is a 170,000 square foot shopping center in Solon, Ohio which was opened in the fourth quarter of 1998. Additionally, the Company has also commenced the construction of a 200,000 gross square foot second phase at its Erie, Pennsylvania center, to be anchored by Home Depot (not owned by the Company), PETsMART and Circuit City, a 240,000 square foot shopping center in Toledo, Ohio, and a 230,000 square foot shopping center in Oviedo, Florida (a suburb of Orlando). All three centers are scheduled for completion during 1999.

         The Company has entered into joint venture development agreements for six additional projects with various developers throughout the country at a projected cost aggregating approximately $237 million. Several of these projects have commenced development and are currently scheduled for completion in 1999 and 2000. The Company intends to finance its investment in these developments through the Prudential/DDR Retail Value Fund.

         In May 1998, the Company formed DDR OliverMcMillian ("DDROM"), with OliverMcMillian, LLC, based in San Diego, California to develop, acquire, operate and manage urban entertainment and retail projects throughout the United States. DDROM's initial developments are comprised of six OliverMcMillian initiated urban entertainment and retail projects located in Southern California and Reno, Nevada.

FINANCINGS:

         During 1998, the Company announced that it increased the amount of its primary unsecured revolving credit facility to $375 million from $150 million, reduced the pricing to .85% over LIBOR from 1.10% over LIBOR and extended the term for an additional year through May 2001. The amended and restated facility also continues to provide for a competitive bid option for up to 50% of the facility amount. The Company recognized a non cash extraordinary charge of approximately $0.9 million ($0.01 per share) in the first quarter of 1998 relating to the write-off of unamortized deferred finance costs associated with the former revolving credit facility. The Company also increased the amount of its smaller unsecured revolving credit facility to $20 million from $10 million.

         During the fourth quarter of 1998, the Company issued Operating Partnership Units in conjunction with the purchase of business centers acquired and subsequently assigned to AIP and certain shopping centers. These units are, in certain circumstances and at the election of the Company, exchangeable into approximately 600,000 common shares of the Company. The share prices ranged from $19.53 to $20.00 per unit.

         In November 1998, eleven members of the Company's executive committee acquired 974,633 common shares, primarily from the exercise of previously granted stock options. These purchases increased the ownership of common shares by senior management to 3.7%. The purchase raised approximately $15 million and was funded through a third-part financed personal loan program.

         In December 1998, the Company completed the private placement of $35 million of preferred equity securities and a warrant to purchase our common or preferred shares with AEW Targeted Securities Fund, L.P., an investment partnership managed by AEW Capital Management, L.P. Net proceeds of approximately $34.1 million were used to pay down variable rate debt on the Company's revolving credit facilities.

         In December 1998, the Company completed the sale of 3,000,000 common shares. The net proceeds of approximately $52.5 million were used to repay variable rate borrowings on the Company's unsecured revolving credit facilities.

         On February 19, 1999, DDR's Board of Directors granted the executive officers of the Company the right to implement a common share buy-back program in response to what the Company's executive committee believes is a distinct undervaluation of the Company's common shares. Under the terms authorized by the DDR Board, the Company may, during the six month period beginning February 22, 1999, purchase in the open market, at price levels not to exceed 120% of the closing price of the securities on February 22, 1999 ($15.50), DDR common shares, up to a maximum value of $50 million. Acquisitions of shares may be made to avoid shareholder dilution through the issuance of operating partnership units in conjunction with property acquisitions. The Company may also invest portions of the proceeds from the sale of properties in order to purchase its own shares. It is not the Company's intention to increase the leverage on its balance sheet through this stock buy-back program.

         Developers Diversified Realty Corporation is a self-administered and self-managed Real Estate Investment Trust ("REIT") operating as a fully-integrated real estate Company which acquires, develops, owns, leases and manages shopping centers and business centers.

         A copy of the Company's Quarterly Supplemental Financial/Operational package is available to all interested parties upon written request to Perry Grueber, Vice President and Director of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122.

         Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1993 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                     (IN THOUSANDS - EXCEPT PER SHARE DATA)

                                                                  Three Month Period                Year Ended
                                                                   Ended December 31,              December  31,
                                                                 1998           1997           1998             1997
                                                            ------------    ------------    ------------    ------------
REVENUES:
    Minimum rent (2)                                        $     44,729    $     34,923    $    168,182    $    123,998
     Percentage and overage rents (2)                                494             388           2,746           2,343
    Recoveries from tenants                                       12,274           9,583          43,071          32,377
    Management fee income                                          1,083             779           3,653           3,097
    Interest income                                                1,979             721           5,056           2,083
    Other (3)                                                      1,694           1,703           5,460           5,325
                                                            ------------    ------------    ------------    ------------
                                                                  62,253          48,097         228,168         169,223
                                                            ------------    ------------    ------------    ------------
EXPENSES:
    Operating and maintenance                                      5,903           5,069          20,070          16,144
    Real estate taxes                                              6,767           5,533          26,510          20,001
    General and administrative (4)                                 3,671           3,410          12,918          11,055
    Interest                                                      15,279          10,097          57,196          35,558
    Depreciation and amortization                                 11,543           8,803          43,180          32,313
                                                            ------------    ------------    ------------    ------------
                                                                  43,163          32,912         159,874         115,071
                                                            ------------    ------------    ------------    ------------
Income before equity in net income of  joint ventures and
    minority equity investment, minority equity
    interests, gain (loss) on sales of real estate and
    extraordinary item                                            19,090          15,185          68,294          54,152
Equity in net income of joint ventures (5)                         2,719           2,357          12,888          10,893
Equity in net income of minority equity investment                   531            --               686            --
Minority equity interests                                         (1,685)           (262)         (3,312)         (1,049)
Gain (loss) on sales of real estate                                  284            --               248           3,526
                                                            ------------    ------------    ------------    ------------
Income before extraordinary item                                  20,939          17,280          78,804          67,522
Extraordinary item - write off of unamortized deferred
finance costs                                                       --              --              (882)           --
                                                            ------------    ------------    ------------    ------------
NET INCOME                                                  $     20,939    $     17,280    $     77,922    $     67,522
                                                            ============    ============    ============    ============
NET INCOME, APPLICABLE TO COMMON SHAREHOLDERS               $     14,097    $     13,730    $     57,969    $     53,322
                                                            ============    ============    ============    ============

Per share data: (1)
    Earnings per common share - basic:
       Income before extraordinary item                     $       0.24    $       0.25    $       1.03    $       1.03
       Extraordinary item                                           --              --             (0.01)           --
                                                            ------------    ------------    ------------    ------------
       Net income                                           $       0.24    $       0.25    $       1.02    $       1.03
                                                            ============    ============    ============    ============
    Earnings per common share - diluted:
       Income before extraordinary item                     $       0.23    $       0.25    $       1.00    $       1.03
       Extraordinary item                                           --              --             (0.02)           --
                                                            ------------    ------------    ------------    ------------
       Net income                                           $       0.23    $       0.25    $       0.98    $       1.03
                                                            ============    ============    ============    ============

   Dividends                                                $     0.3275    $      0.315    $       1.31    $       1.26
                                                            ============    ============    ============    ============
   Basic - average shares outstanding (thousands)                 58,302          54,612          56,949          51,766
                                                            ============    ============    ============    ============
   Diluted - average shares outstanding (thousands)               60,286          55,604          58,509          52,124
                                                            ============    ============    ============    ============

(1) Effective August 3, 1998, the Company executed a two-for-one stock split for shareholders of record on July 27,1998. All per share information and number of shares outstanding reflects the stock split.

(2) Increases in shopping center base, percentage and overage rental revenues for the year ended December 31, 1998 as compared to 1997, aggregated $44.6 million and consisted of $4.8 million relating to leasing and expansion of core portfolio properties (an increase of 4.6% over 1997), $44.1 million relating to 1997 and 1998 acquisitions and $4.2 million relating to developments. These increases were offset by a decrease of $1.3 million relating to the sale of one shopping center in December 1997 and the transfer of 5 business centers to AIP in July 1998 and $7.2 million relating to the transfer of 6 properties to a joint venture in September 1998. Included in the rental revenues for the year ended December 31, 1998 and 1997 is approximately $3.3 million and $2.0 million, respectively, of revenue resulting from the recognition of straight line rents primarily associated with recent acquisitions and developments.

(3) Other income for the year ended December 31, 1998 included approximately $3.3 million in lease termination revenues and development fee income of which approximately $1.0 million is reflected in the three month period ended December 31, 1998. Other income for the year ended December 31, 1997 included approximately $3.8 million of lease termination revenues and development fee income of which approximately $1.1 million is reflected in the three month period ended December 31, 1997.

(4) General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space which are charged to operations as incurred. All internal costs associated with acquisitions are expensed as incurred.

(5) The following is a summary of the Company's combined operating results relating to joint ventures (in thousands):

                                                        Three month period                Year ended
                                                         ended December 31,               December 31,
                                                        1998            1997           1998           1997
                                                    ------------    ------------   ------------   ------------
Revenues from operations (a)                        $     35,519    $     21,585   $    109,752   $     82,434
                                                    ------------    ------------   ------------   ------------
Operating expenses                                        10,276           5,705         28,045         20,189
Depreciation                                               5,391           3,086         16,009         11,658
Interest expense                                          12,752           7,977         40,942         29,540
                                                    ------------    ------------   ------------   ------------
                                                          28,419          16,768         84,996         61,387
                                                    ------------    ------------   ------------   ------------
Income before gain (loss) on sales of real estate          7,100           4,817         24,756         21,047
Gain (loss) on sales of real estate                       (1,031)           --              314          1,085
                                                    ------------    ------------   ------------   ------------
Net income                                          $      6,069    $      4,817   $     25,070   $     22,132
                                                    ============    ============   ============   ============
DDRC Ownership interests (b)                        $      2,719    $      2,357   $     12,888   $     10,893
                                                    ============    ============   ============   ============

-------------------------------------------------------------------------------
     (a) Revenues for the three month periods ended December 31, 1998 and 1997 include approximately $1.0 million and $0.8 million, respectively, resulting from the recognition of straight line rents of which the Company's proportionate share is $0.5 million and $0.4 million, respectively. Revenues for the year ended December 31, 1998 and 1997 include approximately $3.1 million and $2.9 million, respectively, resulting from the recognition of straight line rents of which the Company's proportionate share is $1.5 million and $1.4 million, respectively.

     (b) At December 31, 1998, the Company owned a 50% joint venture interest relating to 23 shopping center properties, an 80% joint venture interest in two shopping center properties and a 35% joint venture interest in one shopping center property. At December 31, 1997, the Company owned a 50% joint venture interest relating to 13 shopping center properties and a 35% joint venture interest in one shopping center property.

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

Selected Balance Sheet Data:
                                               December 31, 1998   December 31, 1997
                                               -----------------   -----------------
ASSETS:
Real estate and rental property:
   Land                                        $        317,823    $        183,809
   Land under development                                34,534              23,668
   Buildings                                          1,404,734           1,071,717
   Fixtures and tenant improvements                      24,131              18,418
   Construction in progress                             109,201              28,130
                                               ----------------    ----------------
                                                      1,890,423           1,325,742
Less accumulated depreciation                          (203,097)           (171,737)
                                               ----------------    ----------------
                                                      1,687,326           1,154,005

Other real estate investments                              --                72,149
Cash                                                      2,260                  18

Advances to and investments
   in joint ventures                                    280,492             136,267
Minority equity investment                               80,710                --

Notes receivable                                         29,111               4,081
Other assets                                             40,285              25,398
                                               ----------------    ----------------
                                               $      2,120,184    $      1,391,918
                                               ================    ================
LIABILITIES:
Indebtedness:
   Revolving credit facilities                 $        132,000    $        139,700
   Senior unsecured fixed rate debt                     592,154             392,254
   Mortgage debt                                        236,262              89,676
   Subordinated debentures                               40,065              46,891
                                               ----------------    ----------------
                                                      1,000,481             668,521
Dividends payable                                        20,072                --
Other liabilities                                        55,918              37,701
                                               ----------------    ----------------
                                                      1,076,471             706,222
Minority interests in Operating Partnerships            140,928              16,646
SHAREHOLDERS' EQUITY                                    902,785             669,050
                                               ----------------    ----------------
                                               $      2,120,184    $      1,391,918
                                               ================    ================

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company's joint ventures:

                                    December 31,   December 31,
                                       1998            1997
                                   ------------    ------------
Land                               $    237,459    $    147,466
Buildings                               838,704         482,153
Fixtures and tenant improvements          2,467           1,315
Construction in progress                 67,898          19,172
                                   ------------    ------------
                                      1,146,528         650,106
Accumulated depreciation                (56,887)        (26,113)
                                   ------------    ------------
Real estate, net                      1,089,641         623,993
Other assets                             57,253          25,817
                                   ------------    ------------
                                   $  1,146,894    $    649,810
                                   ============    ============

Mortgage debt (a)                  $    718,846    $    389,160
Notes and accrued interest
   payable to DDRC                       85,140          32,667

Other liabilities                        23,206           9,549
                                   ------------    ------------
                                        827,192         431,376
Accumulated equity                      319,702         218,434
                                   ------------    ------------
                                   $  1,146,894    $    649,810
                                   ============    ============

(a) The Company's proportionate share of joint venture mortgage debt aggregated approximately $369.6 million and $190.3 million at December 31, 1998 and December 31, 1997, respectively.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------
Exhibits
--------


4.1 Second Amended and Restated Credit Agreement dated as of November 16, 1998 among the Company, The First National Bank of Chicago, Bank of America National Trust & Savings Association, Fleet National Bank, Commerzbank Aktiengesellschaft, UBS AG, New York Branch, AmSouth Bank and the several Lenders named therein.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    DEVELOPERS DIVERSIFIED REALTY CORPORATION


Date  March 8, 1999                 /s/  William H. Schafer
     --------------                 --------------------------------------------
                                    William H. Schafer
                                    Vice President and Chief Financial Officer